UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

Greenwood Hall, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-184796	99-0376273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1936 East Deere Avenue, Suite 120, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

(949) 655-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2014 PCS Link, Inc. dba Greenwood & Hall entered into a Change in Terms Agreement with California United Bank (“CUB”) in relation to the promissory note with outstanding balance of $876,250.

1.	The change in terms included an extention of the maturity date of the facility to April 30, 2015.
2.	The interest rate charged by Lender was adjusted to five percent (5%) in excess of the Prime Rate as defined in the Promissory Note evidencing the CUB RLOC.
3.	Borrower agrees to pay to Lender a principal reduction in the amount of Three Hundred Thousand Dollars ($300,000.00), due and payable no later than January 30, 2015, provided, however, that Borrower is in compliance with the covenants, conditions, and terms of the Opus RLOC and that such payment will not cause an Event of Default under the Opus RLOC; and
4.	In consideration of Lender’s extension of the Maturity Date as set forth herein, and other good consideration, Borrower agrees to pay Lender a loan fee in the amount of Ten Thousand Dollars ($10,000.00), due and payable no later than January 30, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2014, in consideration for funds in the amount of $500,000 received by Greenwood Hall, Inc. from Colgan Financial Group, Inc. and Robert Logan (“Logan,” and together with CFG, the “Holder”), the Company executed a SECURED CONVERTIBLE PROMISSORY NOTE with the following terms:

1.	3 year note with 12% annual interest, payable quarterly in advance
2.	Convertible into a number of shares of ELRN at a price equal to 85% of the weighted average closing market price over the 10 days prior to conversion, with a maximum conversion price of $1.50.
3.	50% warrant coverage at conversion, or repayment at the price defined above at time of conversion or repayment, 2 year duration.
4.	50% warrant coverage exercisable at 125% of the conversion share price, 2 year duration. Warrant coverage will remain after note is paid or converted for 2 year duration
5.	Senior to equity, junior to existing secured lenders. 2.5x preference before equity on liquidation.
6.	Note is callable or at sale at any time prior to Maturity Date for 2.5x preference if equity conversion is less than $ 2,500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENWOOD HALL, INC.
Date: December 29, 2014
	By:	/s/ John Hall
Name: John Hall
Title: Chief Executive Officer